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NEWS RELEASE                                                   [GRAPHIC OMITTED]

Contacts:
Nicole Burdette                           Vicki Hearing
O'Keeffe & Company                        State of Wisconsin
610.325.6550 x10                          608.261.2415
NBURDETTE@OKEEFFECO.COM                   VICKI.HEARING@SWIB.STATE.WI.US


                   PICTURETEL RECEIVES $22 MILLION INVESTMENT

              INTEL AND WISCONSIN BOARD INCREASE THEIR INVESTMENTS

ANDOVER, MASS., July 13, 2000 - PictureTel Corporation (NASDAQ: PCTL) said today that Intel Capital and the State of Wisconsin Investment Board have executed an agreement for each to invest $9.5 million in a new series of non-voting class B preferred shares, convertible into common stock after 90 days from the closing on a one-for-one basis at a purchase price of $2.50 per share.

Additional investments in the new shares have been agreed to by Halpern Denny, a Boston-based equity fund, and by a group of PictureTel directors and senior management, bringing to $22 million the total of new equity announced today. Funding, upon closing conditions specified in the agreement, is anticipated to take place on July 24.

"Securing these new funds is the first step in our efforts to strengthen our balance sheet. We expect to announce shortly the completion of the senior debt component of the financing package," said Lewis Jaffe, PictureTel's president and chief operating officer. "This investment coincides with the introduction of our next series of products. The next generation platform, we believe, will take the videoconferencing industry to the next level. The ease with which data and information can be shared will change the paradigm of how people approach videoconferencing in the future. In addition, we believe no other supplier can match the video and audio quality delivered by our next generation series of products."

The architecture and software for the next generation products was jointly developed with Intel under a previous agreement, Jaffe noted.

The State of Wisconsin Investment Board is currently the largest holder of PictureTel common shares. Halpern Denny, an equity fund, worked with Jaffe when the PictureTel president was a managing director of Arthur Andersen's corporate restructuring practice.

"The State of Wisconsin Investment Board is pleased to be able to participate in this round of funding which will help enable PictureTel to launch its next major product initiative," said John Nelson, Investment Director of Small Company Stocks. "As a long-term shareholder, we look forward to participating in the company's future in the rapidly growing videoconferencing


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market." The State of Wisconsin Investment Board manages over $70 billion on behalf of 465,000 government employees and retirees.

PictureTel will hold an investor call at 2:00 P.M. on Friday, July 14, 2000. The dial in number is (800) 946-0712. Audio replay will be available from 5:00 P.M. July 14 through 8:00 P.M. on July 19. The audio replay number is (888) 203-1112, the confirmation code is 978018.

ABOUT INTEL CAPITAL
Intel Capital, Intel Corporation's strategic investment program, focuses on making equity investments and acquisitions to grow the Internet economy, including Internet infrastructure, content and services in support of Intel's strategic interests. For more information, visit the company's Web site at WWW.INTEL.COM/CAPITAL.

ABOUT PICTURETEL
PictureTel Corporation (NASDAQ: PCTL) is a world leader in developing, manufacturing and marketing a full range of integrated visual- and audio-collaboration and streaming-video solutions. The company's systems meet customers' collaboration needs from the desktop to the boardroom. PictureTel also markets network conferencing servers and a comprehensive portfolio of enterprise-wide services. Additional PictureTel information is available at WWW.PICTURETEL.COM. PictureTel collaboration products and services eliminate the barrier of distance, enabling people to be Anywhere Now.

This release includes projections and other forward-looking statements about the company's revenues, earnings, and other measures of economic performance. Actual results could differ materially from forecasts due to many factors such as, for example, competitive pressures, changes in technology, and the difficulty in forecasting in overseas markets and indirect channels. Additional information concerning risks that could cause actual results to differ is contained in the company's annual report on Form 10K as files with the SEC. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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PictureTel is a registered trademark of PictureTel Corporation.